PRESS RELEASE
FOR IMMEDIATE RELEASE

      OWOSSO, MICHIGAN -- February 28, 2001 -- The Colonel's International, Inc. (NASDAQ: COLO) ("The Colonel's") is considering the development of a new sports and entertainment complex (the "Complex") to be located on approximately 340 acres northeast of I-75 and Mt. Morris Road in Mt. Morris Township, Genesee County, Michigan. This project is in the development stage. Currently, construction of the Complex has not begun, although The Colonel's anticipates that construction will begin within the next few months. The Colonel's anticipates that various phases of the Complex will be completed within twelve to twenty-four months after the commencement of construction, although at this time there is no assurance that development and construction of the Complex will commence, of the length of time of construction, the cost of construction, that financing will be secured to construct all or part of the Complex, that any necessary rezoning approvals will be received or that if the Complex is completed, it will be structured or utilized as discussed in this press release.

      Current members of the Board of Directors of The Colonel's include Maureen
C. Cronin, who is an experienced financial consultant and stock broker, and who is also the daughter of former baseball Commissioner Joe Cronin, and Eric Hipple, who is a former quarterback for the Detroit Lions football team, and is presently a football analyst with a Fox television affiliate in the Detroit area, as well as being an experienced insurance agent. The Colonel's anticipates that if the Complex moves forward, Ms. Cronin and Mr. Hipple would have increased involvement with the Complex and that The Colonel's would add additional board members, which may include two nationally known baseball players, two basketball players, two race car drivers and one hockey player.

      The  Colonel's  is  proposing  the  following  with  respect to the
Complex:

            o The Complex would include a Coliseum, Domed Stadium, Hotel, Theme Restaurant, and a combined Gas Station, Convenience and Souvenir Store, and would have 130 acres of parking for people attending events that are held at the Complex. The Colonel's anticipates that the Coliseum will take approximately 14 to 16 months to build, the Domed Stadium 22 to 24 months, the Hotel 12 to 14 months, the Theme Restaurant 12 months, and the combined Gas Station, Convenience and Souvenir Store 12 to 14 months.

            o The 11,000 seat, 20,000 square foot Domed Stadium would play host to a variety of activities, with the main attractions being Arena Football, Basketball, Hockey, Boxing, Wrestling and Concerts. At this time, no sports team or league has been approached. The 30,000 seat Coliseum would play host to a variety of major events such as Concerts, Football, Auto and Motorcycle Racing, Tractor Pulls and Monster Truck Shows. The Hotel would consist of 117 rooms using sports themes and named after certain sports figures. The combined Gas Station, Convenience, and Souvenir Store would offer several other customer services such as a fast food counter, a memorabilia and souvenir shop and a ticket office, which would offer tickets for sale on all scheduled events at the Complex.

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            o The Complex would be located within one and one-half hours of a significant portion of the population of Michigan, and of Toledo, Ohio, and Sarnia and Windsor, Ontario, Canada.

      Currently, The Colonel's, through its subsidiaries, is engaged in the manufacture and sale of bedliners and other truck accessories and the ownership and operation of a multi-purpose motor sports facility located near Brainerd, Minnesota. The Colonel's is currently exploring changing its name to Sports Resorts International, Inc., which is currently the name of one of The Colonel's' subsidiaries. At this time, The Colonel's has decided not to pursue a spin-off of any of its subsidiaries.

      Certain statements included in this press release are "forward-looking" statements. Such forward-looking statements involve uncertainties that could significantly affect the performance or financial results of The Colonel's in the future. The effect on The Colonel's of such forward-looking statements may be impacted by financial, economic, regulatory and political conditions or additional factors unknown to The Colonel's at this time. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Colonel's does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      For further information, contact Donald J. Williamson, Chairman of the Board and Chief Executive Officer at (810) 732-7400.

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